EXHIBIT 99.2

Consent of UBS Securities LLC

     We hereby consent to (i) the use of our opinion letter dated October 24, 2004 to the Board of Directors of International Steel Group Inc. (“ISG”) attached as Annex E to the Proxy Statement/Prospectus included in Amendment No. 1 to the Registration Statement of Mittal Steel Company N.V. on Form F-4, and any amendments thereto, and (ii) the references to such opinion in such Joint Proxy Statement/Prospectus, and any amendments thereto, under the headings “Summary of the Proxy Statement/Prospectus – Opinions of ISG’s Financial Advisors,” “The Merger – Background of the Merger,” “The Merger – ISG’s Reasons for the Merger,” “The Merger – Opinions of ISG’s Financial Advisors – UBS” and “The Merger – Opinions of ISG’s Financial Advisors – Financial Analysis Used by UBS and Goldman Sachs.”

     In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ UBS SECURITIES LLC

New York, New York
January 31, 2005